Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199966

Dated October 2, 2015

The SandP 500[R] Risk Control 10% Excess Return Index

Performance Update - October 2015

OVERVIEW
The SandP 500[R] Risk Control 10% Excess Return Index (the "Index") provides investors with a broad U.S. equities index that has the potential for greater stability and lower overall risk when compared to the SandP 500[R] Total Return
Index.

Hypothetical and Actual Historical Performance (September 30, 2005 to September
30, 2015)[1]
[GRAPHIC OMITTED]
Key Features of the Index

o    Exposure to the SandP 500[R] Total Return Index with the benefit of a risk control mechanism that targets an annualized volatility of 10% or less

o Algorithmic exposure adjusted on a daily basis with the ability to employ leverage of up to 150% during periods of low volatility

o  Levels  published  daily by Standard and Poor's on Bloomberg under the ticker
SPXT10UE.

[GRAPHIC OMITTED]
Hypothetical Index Volatility and Leverage Through September 30, 2015[2]
[GRAPHIC OMITTED]

Recent Index Performance
                         September 2015 August 2015 July 2015
------------------------ -------------- ----------- ---------
Historical Return            -0.96%       -7.43%     1.83%
------------------------ -------------- ----------- ---------

Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and
Correlation -- September 30, 2015

                                               Three Year Five Year  Ten Year   Ten Year
                                     One Year  Annualized Annualized Annualized Annualized      Ten Year
                                     Return(1)  Return(1)  Return(1)  Return(1) Volatility(3) Sharpe Ratio(4) Correlation(5)
------------------------------------ --------- ---------- ---------- ---------- ------------- --------------- --------------
SandP 500[R] Risk Control 10% Excess  -4.91%     7.47%      6.95%      4.09%     10.18%           0.40            -
Return Index
------------------------------------ --------- ---------- ---------- ---------- ------------- --------------- --------------
SandP 500[R] Index                    -2.65%    10.03%     10.96%      4.56%     20.69%           0.22         83.72%

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com October 1, 2015

Notes

(1) Represents the performance of the Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily Index closing levels from September 30, 2005
 through May 13, 2009, and the actual historical performance of the Index based on the daily Index closing level from May 14, 2009 through September 30, 2015, as well as the performance of the SandP 500[R] Index over the same period. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns calculated arithmetically (not compounded). There is no guarantee the Index will outperform the SandP 500[R]
Index or any alternative investment strategy. Source: Bloomberg and JPMorgan.

(2) Volatility is calculated from the historical returns, as applicable to the relevant measurement period, of the SandP 500[R] Total Return Index (the
"Underlying Index") over a six-month observation period. For any given day, represents the annualized standard deviation of the Underlying Index's arithmetic daily returns for the 126-index day period preceding that day. The index leverage is the hypothetical back-tested amount of exposure of the Index to the Underlying Index and should not be considered indicative of the actual leverage that would be assigned during your investment in the Index. The back-tested, hypothetical, historical six-month annualized volatility and index leverage have inherent limitations. These volatility and leverage results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the Underlying Index will have the volatility as shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual six-month annualized volatilities and leverage may vary materially from this analysis. Source:
Bloomberg and JPMorgan.

[3] Calculated based on the annualized standard deviation for the ten year period prior to September 30, 2015.

(4)   For  the  above  analysis,  the  Sharpe  Ratio,  which  is  a  measure  of risk-adjusted  performance,  is  computed  as the ten year annualized historical return  divided by the ten year annualized volatility. (5) Correlation refers to the  degree  the  SandP  500[R] Risk Control 10% Excess Return Index has changed relative  to  daily  changes  in  the SandP 500[R] Index for the ten year period prior to September 30, 2015.

Key Risks

o  The  Index has a limited operating history and may perform in unexpected ways
--  the  Index  began  publishing  on May 13, 2009 and, therefore, has a limited history.  SandP  has  calculated the returns that hypothetically might have been generated  had the Index existed in the past, but those calculations are subject to  many  limitations  and do not reflect actual trading, liquidity constraints, fees and other costs.

o  The  Index may not be successful, may not outperform the Underlying Index and may  not  achieve  its  target  volatility  --no assurance can be given that the volatility  strategy  will  be  successful or that the Index will outperform the
Underlying  Index  or  any alternative strategy that might be employed to reduce the  level  of  risk  of the Underlying Index. We also can give you no assurance that the Index will achieve its target volatility of 10%.

o  The  Index  is  not  a  total return index and is subject to short-term money market fund borrowing costs-- as an "excess return" index, the SandP 500[R] Risk
Control  10%  Excess  Return  Index  calculates  the  return  on  a leveraged or deleveraged  investment  in  the  Underlying Index where the investment was made through  the  use  of borrowed funds. Investments linked to this "excess return"
index,  which  represents  an unfunded position in the Underlying Index, will be subject to short-term money market fund borrowing costs and will not include the
"total  return" feature or the cash component of the "total return" index, which represents a funded position in the Underlying Index.

o  The  Index  represents  a  portfolio consisting of the Underlying Index and a borrowing  cost  component  accruing interest based on U.S. overnight LIBOR. The
Index  dynamically  adjusts  its  exposure  to the Underlying Index based on the
Underlying  Index's  historic volatility. The Index's exposure to the Underlying
Index  will  decrease  when  historical  volatility causes the risk level of the
Underlying  Index to reach a high threshold. If, at any time, the Index exhibits low  exposure  to  the  Underlying  Index  and the Underlying Index subsequently appreciates  significantly,  the  Index  will  not  participate  fully  in  this appreciation.

Key Risks Continued

o  The  Index  represents  a  portfolio consisting of the Underlying Index and a borrowing  cost  component  accruing interest based on U.S. overnight LIBOR. The
Index  dynamically  adjusts  its  exposure  to the Underlying Index based on the
Underlying  Index's  historic volatility. The Index's exposure to the Underlying
Index  will  decrease  when  historical  volatility causes the risk level of the
Underlying  Index to reach a high threshold. If, at any time, the Index exhibits low  exposure  to  the  Underlying  Index  and the Underlying Index subsequently appreciates  significantly,  the  Index  will  not  participate  fully  in  this appreciation.

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant product supplement and the
"Selected Risk Considerations" in the relevant term sheet or pricing supplement.

Index Disclaimers

"Standard and Poor's[R]," "SandP[R]," "SandP 500[R]" and "SandP 500[R] Risk
Control 10%" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by J.P. Morgan Securities LLC. This transaction is not sponsored, endorsed, sold or promoted by SandP, and SandP makes no representation regarding the advisability of purchasing CDs issued by JPMorgan
Chase Bank, N.A. SandP has no obligation or liability in connection with the administration, marketing, or trading of products linked to the SandP 500[R]
Risk Control 10% Excess Return Index.

For more information on the Index and for additional key risk information see
Page 4 of the Strategy Guide at
http://www.sec.gov/Archives/edgar/data/19617/000095010312005330/dp33455_fwp-sp5
00.htm

DISCLAIMER

JPMorgan Chase and Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free
(866) 535-9248.
Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-199966

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com